Exhibit 99.1

News Release

Contact:	Sue Neumann, 314-656-5691
www.smurfit-stone.com

SMURFIT-STONE FILES PLAN OF REORGANIZATION,

AIMS TO EMERGE FROM CHAPTER 11 IN SPRING 2010

•                  Company Expects to Complete Financial Restructuring with Significantly Improved Balance Sheet to Support Future Growth and Profitability

•                  Restructuring Plan Calls for Unsecured Debt of Smurfit-Stone Container Enterprises, Inc. to be Converted to Equity

CREVE COEUR, Mo. and CHICAGO (December 1, 2009) — Smurfit-Stone Container Corporation (“Smurfit-Stone” or “the Company”) announced today that the Company and each of its subsidiaries and affiliates currently acting as debtors in possession under Chapter 11 of the United States Bankruptcy Code (the “Debtors”) including those Debtors that are Canadian subsidiaries and parties to the Companies’ Creditors Arrangement Act (Canada) (the “CCAA”) proceeding (the “Canadian Debtors”) have filed a Joint Plan of Reorganization and Plan of Compromise and Arrangement (the “POR”) and Disclosure Statement with the United States Bankruptcy Court for the District of Delaware. With this filing, the Company is aiming to emerge from Chapter 11 protection in early Spring 2010.

The Company also announced that it has prepaid all of the approximately $43 million remaining outstanding of the U.S. term loan under its Debtor in Possession credit facility (the “DIP”), and expects to prepay the approximately $7 million remaining outstanding of the Canadian term loan under the DIP by the end of December.

Smurfit-Stone expects to emerge from its financial restructuring with a significantly improved balance sheet and with substantially less debt. Under the proposed POR, substantially all of the unsecured debt of Smurfit-Stone Container Enterprises, Inc. will be converted to equity, resulting in a significant reduction of total long-term debt.

Patrick J. Moore, chairman and CEO, said, “The filing of our Plan of Reorganization and Disclosure Statement is an important step toward Smurfit-Stone’s successful emergence from the reorganization process. Our employees, customers, suppliers and other supporters have been instrumental in our ability to reach this important milestone. We will remain focused on tackling the many challenges that remain ahead.”

Key elements of the proposed POR are as follows:

•                  The Company and its subsidiary, Smurfit-Stone Container Enterprises, Inc., would merge and become the reorganized company that would be governed by a board of directors that will include Patrick J. Moore, the company’s current Chairman and Chief Executive Officer, Steven J. Klinger, the company’s current President and Chief Operating Officer, and a number of independent directors to be selected by the Official Committee of Unsecured Creditors in consultation with the Debtors;

•                  All of the existing secured debt of the Debtors would be fully repaid with cash or new debt instruments or a combination thereof;

•                  Substantially all of the existing unsecured debt and claims against Smurfit-Stone Container Enterprises, Inc., including all of the outstanding unsecured senior notes and bonds, would be exchanged for common stock of the reorganized Smurfit-Stone, which would be traded on either the New York Stock Exchange or the NASDAQ market, with holders of unsecured claims against Smurfit-Stone Container Enterprises, Inc. of less than or equal to $10,000 entitled to receive payment of 100% of such claims in cash;

•                  All of the existing equity securities of Smurfit-Stone would be cancelled and existing shareholders of Smurfit-Stone common and preferred stock would receive no distribution on account of their shares;

•                  The assets of the Canadian Debtors would be sold to a newly-formed Canadian subsidiary of Smurfit-Stone free and clear of existing claims, liens and interests in exchange for the repayment of the secured debt obligations of the Canadian Debtors, cash or common stock of the reorganized Company for distribution to the Canadian Debtors’ unsecured creditors if they vote to accept the POR and the assumption of certain liabilities and obligations of the Canadian Debtors; and

•                  Reorganized Smurfit-Stone and its newly-formed Canadian subsidiary would assume all of the existing obligations under the qualified defined benefit pension plans in the United States and Canada sponsored by the Debtors, as well as all of the collective bargaining agreements in the United States and Canada between the Debtors and their labor unions.

The Debtors intend to continue working with the Official Committee of Unsecured Creditors, the Monitor in the Canadian proceedings, and other constituencies to finalize the POR and Disclosure Statement over the next several weeks. The Debtors expect to supplement the POR and Disclosure Statement and anticipate holding a hearing on the adequacy of the Disclosure Statement in January 2010, following which the Debtors would solicit approval of the POR by the necessary classes of creditors and hold a confirmation hearing on the POR and the required meeting of creditors in the Canadian proceedings.  Smurfit-Stone currently expects to emerge from the restructuring proceedings in both the United States and Canada either late in the first quarter or early in the second quarter of 2010.

On January 26, 2009, Smurfit-Stone Container Corporation and its U.S. and Canadian subsidiaries filed voluntary petitions for reorganization under Chapter 11 in the U.S. Bankruptcy Court in Wilmington, Delaware. Also on January 26, 2009, the Canadian subsidiaries filed to reorganize under the Companies’ Creditors Arrangement Act (Canada) in the Ontario Superior Court of Justice in Canada.

Smurfit-Stone’s legal advisor is Sidley Austin LLP, its Canadian counsel is Stikeman Elliott LLP, and its financial advisors are Lazard and The Levin Group, L.P. The proposed POR and Disclosure Statement can be viewed online at http://chap11.epiqsystems.com/smurfit. More information about Smurfit-Stone’s reorganization is available on the Company’s website at www.smurfit-stone.com.

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This press release contains statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to changes in general economic conditions, continued pricing pressures in key product lines, seasonality and higher recycled fiber and energy costs, as well as other risks and uncertainties described in the company’s Annual Report on Form 10-K for the year ended December 31, 2008, as updated from time to time in the company’s Securities and Exchange Commission filings.

Smurfit-Stone Container Corporation is one of the industry’s leading integrated containerboard and corrugated packaging producers, and one of the world’s largest paper recyclers. The company is a member of the Sustainable Forestry Initiative® and the Chicago Climate Exchange.  Smurfit-Stone generated revenue of $7.04 billion in 2008; has led the industry in safety every year since 2001; and conducts its business in compliance with the environmental, health, and safety principles of the American Forest & Paper Association.